Exhibit 4.32

Spousal Consent

The undersigned, Chu Jie, (Identification No.: [          ]), is the lawful spouse of Gu Dejun (Identification No.: [          ]). I hereby unconditionally and irrevocably agree to the execution of the following documents by Gu Dejun as of 12 September, 2019 (the “Transaction Documents”) and the disposal of the equity interest of Xizang Qiming Music Co., Ltd. (the “Domestic Company”) held by Gu Dejun and registered under his name pursuant to the provisions of the following documents:

(1)	the equity interest pledge agreement by and among Tencent Music (Beijing) Co., Ltd. (the “WFOE”), the Domestic Company and other parties;
(2)	the exclusive option agreement by and among the WFOE, the Domestic Company and other parties;
(3)	the debt assignment and offset agreement by and between Gu Dejun and the WFOE; and
(4)	the power of attorney issued by Gu Dejun to the WFOE.

I hereby confirm that I do not enjoy any interests or rights in the Domestic Company and hereby undertake not to make any assertions in respect of the equity interest of the Domestic Company. I further confirm that, Gu Dejun can perform the Transaction Documents and further amend or terminate the Transaction Documents or execute other agreements to replace the Transaction Documents absent any authorization or consent from me.

I hereby undertake to execute all necessary documents, and take all necessary actions, to ensure appropriate performance of the Transaction Documents (as amended from time to time).

I hereby agree and undertake that, if I acquire any equity interests in the Domestic Company for whatever reasons, I shall be bound by the Transaction Documents (as amended from time to time) and shall comply with the obligations of a shareholder of the Domestic Company thereunder. For this purpose, upon the WFOE’s request, I shall execute a series of written documents in substantially the same format and content as the Transaction Documents (as amended from time to time).

Signature:	/s/Chu Jie
Date:	12 September, 2019

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